Exhibit (d)2(q)

SECOND AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

JANUS CAPITAL MANAGEMENT LLC

THIS AMENDMENT is made effective as of the 2nd day of August, 2007, by and between Mason Street Advisors, LLC, a Delaware limited liability company (hereinafter, the “Adviser”) and Janus Capital Management LLC, a Delaware limited liability company (hereinafter, the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Sub-Investment Advisory Agreement dated May 1, 2003, as amended on May 12, 2003 (the “Agreement”), relating to the Janus Capital Appreciation Portfolio (the “Portfolio”) of the Northwestern Mutual Series Fund, Inc. (the “Fund”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement for the limited purpose of including the contractual limitations required by Rules 10f-3, 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, for the Fund to have the ability to enter into certain transactions with the Sub-Adviser and/or its affiliates, as permitted by such Rules.

NOW, THEREFORE, in consideration of the foregoing Recitals, the parties hereto agree as follows:

1. Amendment. The following new Section 1(g) shall be added to the Agreement, as follows:

“(g) The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Fund, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.”

2. No Other Changes. In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

MASON STREET ADVISORS, LLC

By:
Title:

JANUS CAPITAL MANAGEMENT LLC

By:
Title: